UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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AVNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AVNET, INC.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, November 12, 2015

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet, Inc. Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on Thursday, November 12, 2015, at 7:30 a.m., local time, for the following purposes:

1.	To elect the ten director nominees named in the attached proxy statement to serve until the next annual meeting and until their successors have been elected and qualified.

2.	To conduct an advisory vote on executive compensation.

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 2, 2016.

4.	To take action with respect to such other matters as may properly come before the Annual Meeting (including postponements and adjournments).

The Board of Directors has fixed the close of business on September 15, 2015, as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Michael R. McCoy

Secretary

September 30, 2015

AVNET, INC.

2211 South 47th Street

Phoenix, Arizona 85034

PROXY STATEMENT

Dated September 30, 2015

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 12, 2015

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) to be voted at the annual meeting of shareholders to be held at Avnet’s Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on November 12, 2015, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is September 30, 2015. Only holders of record of outstanding shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at the close of business on September 15, 2015, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 15, 2015, was 132,837,691, comprising all of Avnet’s capital stock outstanding as of that date.

At the meeting you will be asked to elect the ten director nominees named in the Proxy Statement, conduct an advisory vote on executive compensation and ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 2, 2016.

Proxies for shares of Common Stock may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted as the Board recommends. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York and the Company’s By-laws.

Proxy and Revocation of Proxy

Any person who signs and returns the enclosed proxy, or properly votes by telephone or Internet, may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee, and who provides voting instructions on a form received from the nominee, may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker non-votes, which are more fully discussed below, will not be counted as a “vote cast” and therefore will have no effect on the outcome of any proposal.

Broker Voting

Brokers holding shares of record for a customer have the discretionary authority to vote on certain limited matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-routine matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, then what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-routine matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote.

The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are classified as non-routine matters. Accordingly, brokers, banks and other nominees will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Proposal 3) without instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Meeting Attendance

Admission to the Annual Meeting will be limited to shareholders. You are entitled to attend the Annual Meeting only if you are a shareholder of record as of the record date or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Avnet stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on the record date, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a shareholder must present the proxy card, properly executed, and a copy of the proof of ownership. Shareholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Required Vote and Board Recommendation

Proposal Number	Item	Voting Standard	Board Recommendation
1	Election of directors	Majority of votes cast	For
2	Advisory vote on executive compensation	Majority of votes cast	For
3	Ratification of independent registered public accounting firm	Majority of votes cast	For

With respect to the election of directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board, excluding such individual, will, within 90 days of the election, decide whether or not to accept such resignation and will disclose and explain its decision.

CORPORATE GOVERNANCE

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders. The Company’s governance highlights include:

✓	9 of 10 Independent Directors	✓	Independent Chairman	✓	Majority Voting for Directors
✓	Annual Election of Directors	✓	No Poison Pill	✓	No Supermajority Voting Provisions
✓	Regular Executive Sessions of Independent Directors	✓	Incentive Compensation Recoupment Policy	✓	Stock Ownership Guidelines for Executives and Directors
✓	Prohibitions on Hedging and Pledging	✓	Risk Oversight by Board and Committees	✓	Board Involvement in Talent Management

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) collect in one document many of the corporate governance practices and procedures that have evolved at Avnet over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, management succession, Board committee matters, and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis. The Guidelines are available on the Company’s website at www.ir.avnet.com/documents.cfm.

As a general policy, as set forth in the Guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits are as follows: (1) directors who are actively employed on a full-time basis may serve on up to two additional boards; (2) an independent Chairman of the Board, if not actively employed on a full-time basis, may serve on up to four additional boards; and (3) directors who are retired from active full-time employment may serve on up to five additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board has determined that the following Directors are independent under the Guidelines: Rodney C. Adkins, William J. Amelio, J. Veronica Biggins, Michael A. Bradley, R. Kerry Clark, James A. Lawrence, Avid Modjtabai, Ray M. Robinson and William H. Schumann, III (the “Independent Directors”).

Board Leadership Structure

Pursuant to the Guidelines, the Board of Directors has the flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer (“CEO”) and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee of the Company. The Board believes that the Company and its shareholders are best served by maintaining this flexibility rather than mandating a particular leadership structure. The Board also believes its programs for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect how it structures its leadership. In the event that the Chairman is an employee of the Company, the Guidelines provide for an active lead independent director.

To promote free and open discussion and communication, Independent Directors meet in executive session without management present at regularly scheduled Board meetings. Independent Directors may meet at other times at the discretion of an independent Chairman, the lead independent director or upon the request of any Independent Director.

Mr. Schumann, an Independent Director of the Company, serves as the Chairman and Richard P. Hamada is the CEO. The Board of Directors has concluded that the current leadership structure provides an appropriate framework for the Directors to provide independent, objective and effective oversight of management at this point in time.

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character and judgment. Although the Corporate Governance Committee does not have a formal policy concerning diversity, Avnet believes that valuing diversity makes good business sense and the charter of the Corporate Governance Committee includes a statement that it will consider criteria including the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Directors must also possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to ensure that other existing and future commitments do not materially interfere with the member’s attendance at meetings and service as a Director.

The Corporate Governance Committee reviews whether a potential candidate will meet the Board’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended by the Corporate Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a search firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance Committee by sending it to: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership;

•	A statement in support of the candidate’s recommendation;

•	The candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves;

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate;

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed;

•	The candidate’s consent for a background check; and

•	The candidate’s consent to serve as a director, if nominated and elected.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading “2016 Annual Meeting.”

Director Communications

Shareholders and other interested parties may contact any or all of the Company’s Directors by writing to the Board of Directors or to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Chairman of the Board, the chair of the Audit Committee or the non-employee Directors as a group, by filling out the email form on the Company’s website at www.ir.avnet.com/corporate-governance.cfm under the caption “Committee Composition.”

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

Management Succession

The Board of Directors is actively engaged and involved in talent management. The Board regularly reviews and discusses a management succession plan designed to provide for continuity in and development of senior management. This plan, on which Avnet’s CEO and Chief Human Resources Officer reports at least annually, addresses emergency CEO succession and CEO succession in the ordinary course of business. In addition, the Board receives updates on succession planning for other members of senior management.

Code of Conduct

The Company adopted a Code of Conduct that applies to Directors, officers and employees, including the CEO and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents.cfm. Any future amendments to, or waivers for executive officers and Directors from certain provisions of, the Code of Conduct, will be posted on the Company’s website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, a Human Resources representative or a Code of Conduct Advisor and discuss matters of concern.

All persons, including employees, may contact:

•	The Legal Department, by telephone at (480) 643-7106, or by mail at 2211 South 47th Street, Phoenix, Arizona 85034; or

•

The Ethics and Risk Alertline at 1-800-861-2899 (within the United States and Canada) or via the Internet at www.avnet.alertline.com. Reports via the Ethics and Risk Alertline will be treated confidentially within the limits of the law and may be made on an anonymous basis.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that Directors should own, within five years of joining the Board, shares of Avnet, Inc. common stock worth at least five times the director’s annual cash retainer. Shares that are awarded to directors as part of director compensation, as well as phantom shares acquired by directors under a deferred compensation plan, count towards the guideline. The Board will evaluate whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement. As of June 27, 2015, each Director was in compliance with these guidelines.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company’s management team, products and services, and its corporate governance practices. The corporate governance information on Avnet’s website includes the Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, how a shareholder can communicate with the Corporate Governance Committee to nominate a director candidate for election and how shareholders and other interested parties can communicate with the Chairman of the Board, the chair of the Audit Committee and the non-employee Directors as a group. In addition, amendments to the Code of Conduct and waivers granted to the Company’s Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. These documents can be accessed at www.ir.avnet.com/documents.cfm. Printed versions of the Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company at: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as Section 16 filings made by any of the Company’s executive officers and Directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investors — SEC filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the U.S. Securities and Exchange Commission (the “SEC”).

This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company’s website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Avnet’s Board of Directors held five meetings during fiscal 2015 — four regular quarterly meetings and one annual strategic planning meeting. The non-employee Directors met separately in executive session five times during fiscal 2015.

During fiscal 2015, each Director standing for reelection attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served.

All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All of the nominees, with the exception of Mr. Adkins who joined the Board in June 2015, were elected Directors at the Annual Meeting of Shareholders held on November 6, 2014.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee and Corporate Governance Committee. Each of these committees is comprised solely of non-employee Directors, reports regularly to the full Board and annually evaluates its performance. The members of the committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit	Compensation	Corporate Governance
Rodney C. Adkins	✓		✓
William J. Amelio		✓	✓
J. Veronica Biggins		✓	Chair
Michael A. Bradley		✓	✓
R. Kerry Clark	✓	Chair
James A. Lawrence	Chair
Avid Modjtabai	✓
Ray M. Robinson			✓
William H. Schumann, III	✓	✓	✓

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence, qualifications and performance of the Company’s independent external auditors, the performance of the Company’s internal audit function and compliance with legal and regulatory requirements, as well as the Company’s internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Additionally, the Audit Committee reviews and approves transactions with any related person in which the Company is a participant and involves an amount that equals or exceeds $120,000 per year. All of the members of the Audit Committee are independent under the independence requirements of the New York Stock Exchange (the “NYSE”) listing standards and the independence standards adopted by the Board, and also meet the additional requirements for audit committee independence established by the SEC. The Board of Directors has determined that four members of the Audit Committee (Messrs. Clark, Lawrence, Schumann and Ms. Modjtabai) qualify as “audit committee financial experts,” as defined in rules adopted by the SEC. Please see the Audit Committee Report set forth elsewhere in this Proxy Statement for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2015, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assists the Board of Directors in fulfilling its responsibilities with respect to administering the Company’s long-term incentive plan, reviews and approves compensation arrangements with executive officers of the Company, and evaluates the performance of and recommends the compensation for the CEO. The Committee’s objective is to establish and administer a “total compensation program” that fairly and competitively rewards long-term performance and enhances shareholder value. All members of the Committee meet the independence requirements of the NYSE listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the Committee. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Committee charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2015, the Compensation Committee held five meetings.

The Compensation Committee has the authority to retain an independent executive compensation consultant to assist in the evaluation of compensation for the Company’s executive officers and to help ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at the Company’s expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), as the Compensation Committee’s independent compensation consultant for fiscal 2015. The Compensation Committee assessed the independence of Meridian pursuant to the SEC and NYSE rules and concluded that no conflict of interest exists that prevented, or will prevent, Meridian from being an independent consultant to the Compensation Committee.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also reviews the Company’s succession plans and oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s independence standards and the NYSE listing standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2015, the Corporate Governance Committee held four meetings.

Executive Committee

The Board of Directors has an Executive Committee that is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is comprised of the Chairman and four other Directors. The Executive Committee did not meet in fiscal 2015.

The Board’s Role in Risk Oversight

The Board has responsibility for the oversight of the Company’s risk management, while the Company’s management is responsible for the day-to-day risk management process. With the oversight of the Board, the management of the Company has developed an enterprise risk management program, whereby management identifies the top individual risks they believe the Company faces with respect to its business, operations, strategy and other factors based on input from key business and functional leaders in the Company. In addition to evaluating various key risks, management identifies ways to mitigate and manage such risks. At least annually, management reports on and discusses the identified risks and risk mitigation efforts with the Board. The Board allocates responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews programs and practices related to accounting and financial reporting matters and the Compensation Committee provides oversight of risks related to compensation programs.

The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management assessed Avnet’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature.

Based on the foregoing, management believes that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole, and that the incentive compensation programs provide incentives that do not encourage risk-taking that is beyond the Company’s ability to effectively identify and manage significant risks. Further, management believes that the incentive compensation programs are compatible with effective internal controls and the Company’s risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election of each of the ten director nominees listed below. Each nominee has consented to being named herein and to serving if elected.

At the Annual Meeting, each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election, in order to be elected. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Abstentions are not counted in determining the votes cast. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares for a director nominee. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board, excluding such individual, will, within 90 days of the election, decide whether or not to accept such resignation and will disclose and explain its decision.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under Avnet’s By-laws, any such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.

The information set forth below as to each nominee has been furnished by such nominee as of September 15, 2015.

The Board recommends a vote “FOR” all of the nominees named below.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Rodney C. Adkins	57	2015	Mr. Adkins is President of 3RAM Group LLC, a privately held company specializing in capital investments, business consulting services and property management. Mr. Adkins formerly served as Senior Vice President of IBM from 2007 until 2014. In his 33-year career with IBM, Mr. Adkins held a number of development and management roles, including Senior Vice President of Corporate Strategy (2013 — 2014) and Senior Vice President of Systems and Technology Group (2009 — 2013). Mr. Adkins currently serves on the Board of Directors of W.W. Grainger, Inc., PPL Corporation and United Parcel Service, Inc., and previously served on the board of directors of Pitney Bowes Inc. (2007 — 2013). The Board benefits from Mr. Adkins’ global business experience in the technology industry, including emerging technologies and services, international and emerging markets, and supply chain management. In addition, the Board believes he provides additional experience in the areas of corporate governance and strategy development.
William J. Amelio	57	2014	Mr. Amelio served as the President, Chief Executive Officer and as a Director of CHC Group Ltd. from 2010 to 2015. From 2005 to 2009, Mr. Amelio served as Lenovo’s President and Chief Executive Officer. From 2001 to 2005, he was regional Senior Vice President and President, Asia-Pacific and Japan for Dell Inc. Mr. Amelio served on the board of directors of National Semiconductor prior to its acquisition by Texas Instruments (2010 — 2011). Through the Amelio Foundation, Mr. Amelio and his wife founded Caring for Cambodia, a non-profit organization that aims to educate the children of Cambodia through building schools, training teachers and providing for basic human needs. The Board benefits from Mr. Amelio’s extensive experience in international business operations, corporate leadership and management. The Board also benefits from his broad knowledge of the technology industry globally.
J. Veronica Biggins	68	1997	Ms. Biggins is a Managing Director and a member of the executive committee of Diversified Search LLC, an executive and board search firm. She was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when it became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Clinton. Ms. Biggins has served on the board of Southwest Airlines Co. since 2011. Ms. Biggins’ background includes 20 years of experience with NationsBank (now Bank of America) and its predecessor. She previously served as a director of Zep Inc. (2007 — 2012) and AirTran Holdings, Inc. prior to its acquisition by Southwest Airlines (2001 — 2011). Ms. Biggins serves on a number of non-profit Boards. Ms. Biggins brings extensive experience related to talent management and identifying and recruiting executive talent. In addition, she brings extensive board experience and perspective as a result of her service on boards of public companies in various industries.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Michael A. Bradley	66	2012	Mr. Bradley served as Chief Executive Officer of Teradyne, Inc. from 2004 until 2014 and has served as a Director since 2004. He was President of Teradyne (2003 — 2013), President of Teradyne’s Semiconductor Test Division (2001 — 2003) and Teradyne’s Chief Financial Officer (1999 — 2001). Mr. Bradley has also been a director of Entegris, Inc. and its predecessor company, Mykrolis Corporation, since 2001. The Board benefits from Mr. Bradley’s extensive experience in the semiconductor industry and from his experience in running a global technology operation. The Board believes he provides additional perspective in the areas of corporate governance and financial reporting.
R. Kerry Clark	63	2012	R. Kerry Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. until his retirement in 2009. Mr. Clark joined Cardinal Health in 2006 as President and Chief Executive Officer and became Chairman in 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company, including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board. He is a director of General Mills (since 2009), Textron, Inc. (since 2003) and Anthem, Inc. (since 2014). He is also a director of Hauser Capital Partners LLC and Hauser Private Equity LLC. Mr. Clark brings to the Board business leadership, corporate strategy and operating expertise. Mr. Clark also lends a global business perspective. Additionally, Mr. Clark provides insight and value in corporate governance, talent development, change management, marketing and business development.
Richard P. Hamada	57	2011	Mr. Hamada has served as the Chief Executive Officer and a director of Avnet since 2011. Prior to that, he served as the President (2010 — 2011) and as the Chief Operating Officer of Avnet (2006 — 2011). Mr. Hamada is also a director of Keysight Technologies, Inc. (since 2014) and a member of the College of Business Administration Advisory Board for San Diego State University. As a result of his long tenure as an Avnet executive, Mr. Hamada provides the Board with extensive knowledge of the Company, its operations and the industry in which it operates. Mr. Hamada also has extensive executive management experience.
James A. Lawrence	62	2011	Mr. Lawrence is Chairman of Great North Star LLC, an investment and advisory firm. Mr. Lawrence is the former Chairman of Rothschild North America (2012 — 2015), having served as Chief Executive Officer of Rothschild North America and as co-head of global investment banking (2010 — 2012). He previously served as Chief Financial Officer of Unilever PLC (2007 — 2009), Vice Chairman and Chief Financial Officer of General Mills, Inc. (1998 — 2007), Executive Vice President and Chief Financial Officer of Northwest Airlines (1996 — 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992 — 1996). Mr. Lawrence has been a Director of International Airlines Group since 2010. The Board benefits from Mr. Lawrence’s breadth of global business experience, including strategy development and compliance. Additionally, as a former Chief Financial Officer for multiple public companies, Mr. Lawrence has extensive experience in finance and accounting, particularly as it applies to public companies such as Avnet.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Avid Modjtabai	53	2014	Ms. Modjtabai has served as the Senior Executive Vice President, Consumer Lending, at Wells Fargo & Company since 2011. Prior to this, Ms. Modjtabai served in various leadership roles at Wells Fargo, including as the head of its technology and operations group and its Chief Information Officer (2007 — 2011), and as Director of Human Resources (2005 — 2007). The Board benefits from Ms. Modjtabai’s extensive experience in operations and strategy development. The Board also benefits from her experience in the areas of financial services and change management.
Ray M. Robinson	67	2000	Since 2003, Mr. Robinson has served as Chairman of the Board of Citizens Bancshares Corporation, the largest African-American owned bank in the southeast United States. He also serves as the Vice Chairman of East Lake Community Foundation (since 2003). Previously, Mr. Robinson was the President of AT&T’s Southern Region Business Services Division (1995 — 2003). Mr. Robinson is non-executive Chairman of the Board of Aaron’s, Inc. (director since 2002) and a director of Acuity Brands, Inc. (since 2001), American Airlines Group (since 2013) and Fortress Transportation & Infrastructure Investors LLC (since 2015). Mr. Robinson previously served as a director of Rail America (2010 — 2012) and AMR Corporation prior to its acquisition by American Airlines Group (2005 — 2013). The Board benefits from Mr. Robinson’s extensive leadership and management skills, and his service on the boards and board committees of other public companies provides important insights into governance and board functions.
William H. Schumann, III	65	2010	Mr. Schumann retired from FMC Technologies in 2012 where he served as Executive Vice President since 2007 and Chief Financial Officer from 2001 to 2011. Mr. Schumann has served on the board of directors of McDermott International since 2012. He previously served on the board of Great Lakes Advisors, Inc. (1993 — 2011), AMCOL International (2012 — 2014) and URS Corporation prior to its acquisition by AECOM Technology Corporation (2014). The Board benefits from Mr. Schumann’s experience on other boards and his financial and management expertise, including his extensive expertise in financial and strategic planning, financial reporting, compliance and risk management.

As of the date of this Proxy Statement, the average tenure of the Company’s directors is approximately six years, with seven having a tenure of less than five years, one having a tenure of between five and 10 years and two having a tenure of more than 10 years.

As described above, each director nominee brings a diversity of skills and experiences to the Board. A summary of each nominee’s qualifications and experiences is set forth in the matrix below. As the matrix is a summary, it does not include all of the skills, experiences, qualifications and diversity that each nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a nominee does not possess it.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate internal audit function and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee evaluates and assesses the effectiveness of the Committee and the adequacy of its charter on an annual basis. The charter is available on the Company’s website at www.ir.avnet.com/corporate-governance.cfm.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels, and reporting and follow-up procedures. The Audit Committee also oversees policies with respect to risk assessment and risk management. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program and receives quarterly reports from the General Counsel or Chief Ethics and Compliance Officer. The Audit Committee also meets regularly with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), in executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company’s financial results before publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Audit Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Audit Committee on the status and fees for all such projects.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2015 with management and KPMG. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting policies, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB and the Audit Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Audit Committee its internal quality control procedures. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 27, 2015, for filing with the Securities and Exchange Commission.

James A. Lawrence, Chair	Avid Modjtabai
Rodney C. Adkins	William H. Schumann, III
R. Kerry Clark

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company’s independent registered public accounting firm, in both fiscal 2015 and fiscal 2014. All of the services described in the table were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

	Fiscal 2015	Fiscal 2014
Audit Services	$6,093,000	$7,012,000
Audit-Related Services	22,000	5,000
Tax Services	827,000	838,000

TOTAL	$6,942,000	$7,855,000

Audit Services.    In both fiscal years, Audit Services consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, certain statutory audits required for the Company’s subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also included assistance with registration statements filed by the Company, including consents. Differences in amounts between fiscal years are primarily the result of differences in foreign currency exchange in effect during each fiscal year.

Audit-Related Services.    In fiscal 2015, Audit-Related Services included certain compliance-related and training services and, in both fiscal years, a subscription to certain KPMG LLP proprietary accounting research databases.

Tax Services.    In both fiscal years, Tax Services consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits, and tax advice associated with organizational structure.

All services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve individual projects up to $250,000 with the total for such projects not to exceed $500,000, and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee for pre-approval related to the fees for all projects requiring services by KPMG LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 15, 2015, or, in respect of any 5% Holder, the date of such holder’s most recent Schedule 13D or Schedule 13G filed with the SEC, by (a) persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of Avnet’s outstanding Common Stock (“5% Holders”), (b) each Director and director nominee of Avnet, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (d) all Directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

Name	Common Stock(a)		Stock Options Exercisable Within 60 Days	Total Common Stock Beneficially Owned	Percent of Class
5% Holders
BlackRock, Inc.(1)	11,620,307			11,620,307	8.50%
40 East 52nd Street New York, NY 10022
Artisan Partners Holdings LP(2)	10,420,537			10,420,537	7.60%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
The Vanguard Group(3)	8,667,735			8,667,735	6.32%
100 Vanguard Blvd. Malvern, PA 19355
Directors and Named Executive Officers
Rodney C. Adkins	1,773		0	1,773	*
William J. Amelio	5,126		0	5,126	*
J. Veronica Biggins	44,194	(4)	0	44,194	*
Michael A. Bradley	10,502		0	10,502	*
R. Kerry Clark	13,420	(5)	0	13,420	*
Gerard Fay	37,316	(6)	30,729	68,045	*
Richard P. Hamada	263,684	(7)	322,747	586,431	*
James A. Lawrence	285,048		0	285,048	*
MaryAnn G. Miller	37,373	(8)	65,395	102,768	*
Avid Modjtabai	3,516		0	3,516	*
Kevin Moriarty	44,859	(9)	57,132	101,991	*
Ray M. Robinson	33,762	(10)	0	33,762	*
William H. Schumann, III	32,291	(11)	0	32,291	*
Patrick Zammit	70,881	(12)	55,268	126,149	*
All directors and executive officers as a group (17 persons)	954,694		560,744	1,515,438	1.13%

*	Less than 1%.

(a)	This column includes Restricted Stock Units allocated but not yet delivered to each executive officer and Phantom Stock Units owned by non-employee Directors.

(1)	This information is based solely on information provided in Amendment No. 5 to a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2015, by BlackRock, Inc., which reports sole voting power with respect to 10,490,335 shares and sole dispositive power with respect to 11,620,307 shares.

(2)	This information is based solely on information provided in Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2015, by Artisan Partners Holdings LP, which reports shared voting power with respect to 9,945,452 shares and shared dispositive power with respect to 10,420,537 shares.

(3)	This information is based solely on information provided in Amendment No. 2 to a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2015, by The Vanguard Group, which reports sole voting power with respect to 133,020 shares, sole dispositive power with respect to 8,546,915 shares and shared dispositive power with respect to 120,820 shares.

(4)	Ms. Biggins’ information includes 24,380 Phantom Stock Units.

(5)	Mr. Clark’s information includes 13,420 Phantom Stock Units.

(6)	Mr. Fay’s information includes 23,668 Restricted Stock Units allocated but not yet delivered.

(7)	Mr. Hamada’s information includes 70,898 Restricted Stock Units allocated but not yet delivered. Also includes 192,786 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(8)	Ms. Miller’s information includes 16,705 Restricted Stock Units allocated but not yet delivered.

(9)	Mr. Moriarty’s information includes 26,366 Restricted Stock Units allocated but not yet delivered.

(10)	Mr. Robinson’s information includes 30,758 Phantom Stock Units.

(11)	Mr. Schumann’s information includes 19,003 Phantom Stock Units.

(12)	Mr. Zammit’s information includes 24,665 Restricted Stock Units allocated but not yet delivered.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, Avnet’s Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock, and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2015 all such filing requirements were complied with in a timely manner by all Directors and executive officers, except for a portion of one Form 4 for Mr. Zammit, which was filed late due to administrative error.

EXECUTIVE OFFICERS OF THE COMPANY

As of September 15, 2015, the executive officers of the Company were:

Name	Age	Office
Michael D. Buseman	54	Senior Vice President and Chief Global Logistics and Operations Officer
Gerard W. Fay	56	Senior Vice President and President, Avnet Electronics Marketing
Richard P. Hamada	57	Chief Executive Officer
Erin Lewin	45	Senior Vice President and General Counsel
MaryAnn Miller	58	Senior Vice President and Chief Human Resources Officer and Corporate Communications
Kevin Moriarty	50	Senior Vice President, Chief Financial Officer and Controller
Steven R. Phillips	52	Senior Vice President and Chief Information Officer
Patrick Zammit	48	Senior Vice President and President, Avnet Technology Solutions

Mr. Buseman was appointed as Senior Vice President in 2014, and has been Chief Global Logistics and Operations Officer since 2013. Mr. Buseman joined Avnet in 2013 from Plexus Corp, where he was Executive Vice President of Global Manufacturing Operations. He joined Plexus in 2006 as Vice President of Global Technology, Quality and Facilities.

Mr. Fay has served as Senior Vice President and Global President of Avnet Electronics Marketing since 2013. He previously served as Chief Global Logistics and Operations Officer (2011 — 2013) and served as Senior Vice President of Global Strategic Accounts for Avnet United (2005 — 2011). Mr. Fay joined Avnet in 2005 with the Company’s acquisition of electronic components distributor Memec, where he served as President of Memec Americas.

Mr. Hamada was appointed as a Director and Chief Executive Officer in 2011. He previously served as President (2010 — 2011), Chief Operating Officer (2006 — 2011) and Senior Vice President of Avnet (2002 — 2010). Mr. Hamada served as the President of Technology Solutions (2003 — 2006) and President of the Computer Marketing operating group (2002 — 2003). He was appointed Vice President of Avnet in 1999.

Ms. Lewin was appointed Senior Vice President and General Counsel in 2013. Previously, she served as Vice President and General Counsel, Americas (2009 — 2013), and Vice President and Chief Ethics and Compliance Officer (2007 — 2009). Before joining Avnet in 2007, Ms. Lewin was Managing Director and Associate General Counsel of US Airways.

Ms. Miller was appointed Senior Vice President in 2011 and served as Vice President from 2009 — 2011. She serves as the Company’s Chief Human Resources Officer and Corporate Communications. She previously served as Senior Vice President Global Human Resources (2008 — 2009) and Vice President of Talent and Organizational Effectiveness (2006 — 2008).

Mr. Moriarty joined the Company in 2013 and is the Company’s Chief Financial Officer and a Senior Vice President. Prior to joining the Company, Mr. Moriarty served in a variety of senior leadership positions at Honeywell International, Inc. (2002 — 2012). He served as Vice President and Chief Financial Officer for Honeywell International’s Aerospace Business Group (2009 — 2012) and served as Vice President and Chief Financial Officer for the company’s Performance Materials and Technologies Group (2008 — 2009).

Mr. Phillips was appointed Senior Vice President and Chief Information Officer of Avnet in 2011 having served as Vice President and Chief Information Officer since 2006. He joined Avnet with the 2005 acquisition of Memec where he had served as Senior Vice President and Chief Information Officer since 2004.

Mr. Zammit was appointed as Senior Vice President and Global President, Avnet Technology Solutions in 2015. Mr. Zammit previously served as President of Avnet Electronics Marketing EMEA (2006 – 2014).

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2015 Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K. This Report is provided by the following independent directors, who comprise the Committee:

R. Kerry Clark, Chair	Michael A. Bradley
William J. Amelio	William H. Schumann, III
J. Veronica Biggins

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains how the Compensation Committee of Avnet’s Board of Directors made its compensation decisions for the fiscal year ended June 27, 2015 (“fiscal 2015”), for the Named Executive Officers (the “NEOs”). The compensation paid to the NEOs for fiscal 2015 is set forth in the Summary Compensation Table in this Proxy Statement. These officers and their titles as of the end of fiscal 2015 are:

Executive	Position	Time in Position (yrs)
Richard Hamada	Chief Executive Officer (“CEO”)	4.0
Kevin Moriarty	Senior Vice President and Chief Financial Officer (“CFO”)	2.5
Gerard Fay	Senior Vice President, Avnet, Inc. and President, Electronics Marketing (“EM”)	2.0
Patrick Zammit	Senior Vice President, Avnet, Inc. and President, Technology Solutions (“TS”)	0.5
MaryAnn Miller	Senior Vice President and Chief Human Resources Officer and Corporate Communications ( “CHRO”)	6.5

Mr. Zammit was promoted to TS President effective January 2015. Prior to this role, Mr. Zammit served as President of Avnet EM EMEA (Europe, the Middle East and Africa).

Executive Summary

Avnet has designed its compensation programs and practices around a pay-for-performance philosophy that is geared towards the achievement and linkage of both short- and long-term financial and operational goals that the Company believes support the sustained growth of shareholder value. Senior executives are encouraged to think and behave like owners of the business and to consider the impact of their decisions and performance on the aggregate success of the Company as reflected in its total shareholder return (“TSR”).

Business Performance

The Company delivered consistent improvement in its financial performance as revenue grew year over year and adjusted operating income margin expanded in all four quarters year over year despite the significant strengthening of the U.S. Dollar throughout fiscal 2015. During fiscal 2015, the Company increased reported sales by 1.5%, adjusted operating income increased 4.4% and adjusted earnings per share increased 5.9%. This increase in profitability, combined with the Company’s working capital management, drove cash flow from operations up 146% from fiscal 2014 to $584 million, and return on working capital increased to 21.6%. In addition, during fiscal 2015, the Company increased its dividend by 7% and returned $247 million to shareholders via its dividend ($87 million) and share repurchase program ($160 million). The Company created total shareholder return of 2.2% over the prior year and 47.0% over the prior three years.

Performance on key financials is detailed in the table below:

	Fiscal 2014	Fiscal 2015	% Change
	$ in millions, except per share data
Sales	$27,499.7	$27,924.7	1.5%
Operating income, as adjusted(*)	$931.3	$972.5	4.4%
Net income, as adjusted(*)	$594.1	$623.1	4.9%
Adjusted diluted earnings per share(*)	$4.24	$4.49	5.9%
Total CEO compensation(+)	$6.91	$6.74	(2.5)%

(*)

In addition to presenting financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also presents operating income, net income and diluted earnings per share adjusted to exclude certain items in the table above. The Company believes that these metrics, adjusted for the impact of certain items, is a useful measure to help shareholders better assess and understand the Company’s performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

(+)	CEO total compensation is based on the compensation reported in the Summary Compensation Table.

(*)	See (*) above.

Philosophy and Objectives

The Compensation Committee’s objective is to establish and administer a compensation program that supports the achievement of Avnet’s business objectives and alignment of executive and shareholder interests by fairly and competitively rewarding short- and long-term performance that enhances shareholder value over time. Avnet’s short- and long-term incentive programs employ multiple performance measures to ensure focus is on the entire business. Further, the incentive programs include awards that vest over several different and overlapping periods to help ensure that performance during any one period is not maximized to the detriment of other periods. In addition to the annual cash incentive awards, equity awards vest over periods ranging from three to four years depending on the award type.

2014 Advisory Vote on Executive Compensation

At the Company’s annual meeting in November 2014, the Company submitted its executive compensation program to an advisory vote of its shareholders (also known as the “say on pay vote”). This advisory vote received support from approximately 97% of the total votes cast at the annual meeting. The Company pays careful attention to any feedback received from its shareholders about the Company’s executive compensation program, including the say on pay vote. After the annual meeting, the Company conducted a shareholder outreach program with a number of its largest registered shareholders to seek their feedback on the Company’s corporate governance and executive compensation practices. There were no significant concerns expressed during the various discussions with registered shareholders that led the Compensation Committee to make material changes to the Company’s compensation programs. The Compensation Committee carefully considered and continues to consider the results of the say on pay vote and the feedback received from its shareholders in its subsequent executive compensation decision-making.

Compensation Governance and Process

Role of the Compensation Committee and Board

The Compensation Committee:

•	designs the compensation strategy and programs;

•	approves the compensation for executive officers in line with the compensation strategy;

•	determines the target compensation, including the amount and related performance goals, for all executive officers except the CEO; and

•	recommends the target compensation of the CEO to the independent directors of the Board for their consideration and approval.

When setting CEO compensation, the Compensation Committee provides a decision-making framework for use in making a recommendation to the Board. As part of this framework, the Chairman of the Board leads the Board in conducting an annual evaluation of CEO performance relative to the performance goals and objectives established for the Company and the CEO. The CEO’s performance objectives include goals relating to enterprise performance, capital allocation strategies, strategic business plans and succession planning.

For other executive officers, the Compensation Committee determines target compensation and sets performance goals. After the end of the fiscal year, the Compensation Committee reviews the prior year’s performance and approves or recommends incentive plan payouts for all executive officers.

Role of Management

To aid in determining the compensation for the Company’s executive officers, the CEO discusses the performance of each executive officer with the Compensation Committee and provides the Compensation Committee with recommendations on the compensation levels for each individual. When making the recommendations, the CEO considers items such as the value of the job in the marketplace and within the Company, the executive officer’s performance, overall experience and time in the position, and expected future contributions. The Compensation Committee subsequently evaluates all of the factors considered by the CEO and reviews compensation summaries that tally the dollar value of the base salary, target annual cash incentive, target long-term incentives and target total direct compensation. These summaries include benchmarking data comparing each of those elements to those of the peer groups, which are further discussed below.

Role of the Independent Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”), to serve as the independent compensation consultant. Meridian provides the Compensation Committee and the Board with a summary that tallies the dollar value of the base salary, target annual cash incentive, target long-term incentives and target total direct compensation, along with relevant benchmarking data using the peer groups defined below.

Benchmarking

To ensure the Compensation Committee has the information necessary to set appropriate compensation levels, the Compensation Committee reviews publicly available executive compensation data from:

•	a “core peer group”; and

•	a “supplemental peer group”.

The “core peer group” is comprised of technology distributors and electronic components manufacturing companies that are generally comparable to the Company in terms of revenue and market capitalization. The “supplemental peer group” is comprised of peers of the core peer group that are similar to the Company with respect to business operations, revenue and market capitalization. The supplemental peer group data is used to augment and validate core peer group data by providing a broader data sample from which to evaluate compensation practices.

For fiscal 2015, the peer groups consisted of:

Core Peer Group (6 Companies)	Arrow Electronics, Inc. Flextronics International Ltd.	Ingram Micro Inc. Jabil Circuit, Inc.	SYNNEX Corporation Tech Data Corporation

Supplemental Peer Group (13 Companies)	Anixter International Inc. Celestica Inc. Genuine Parts Company Insight Enterprises, Inc. Sanmina Corporation	ScanSource, Inc. Seagate Technology Plc Sysco Corporation TE Connectivity Ltd.	W.W. Grainger, Inc. Wesco International, Inc. Western Digital Corporation Xerox Corporation

Data is presented for the peers using two reference points: core peer group only and a combination of the core and supplemental peer groups. The median revenue and market capitalization for each peer group and Avnet is shown in the table below:

	Fiscal 2014 ($ in billions)
Peer Group/Company	Median Revenue	Median Market Capitalization
Core Peer Group	$24.4	$4.3
Supplemental Peer Group	$10.0	$15.7
Combined Group	$13.9	$4.3
Avnet	$27.5	$6.1

Additionally, the Compensation Committee reviews general industry survey data for similar roles at companies with comparable revenue and market capitalization. For fiscal 2015, the survey data came from the 2013 Towers Watson Data Services US Compensation Data Bank General Industry Executive Survey.

As part of this benchmarking process, each executive officer’s proposed individual target compensation is evaluated against the market data, as are individual compensation elements such as base pay, annual cash incentive, long-term incentives and total direct compensation. Primary market data for the CEO, CFO and operating group presidents reflects peer proxy data. Primary market data for other executives consists of peer group proxy data where available and general industry survey data. The Compensation Committee does not view benchmarking as a prescriptive determinant of individual compensation. Rather, the Compensation Committee uses the market median as a general guide in its decisions on the target amount and mix of each element of compensation. An individual executive officer’s target compensation also takes into account other factors, such as experience in the position and long-term performance of the individual. An executive officer’s actual compensation may be above or below target compensation and will vary from year to year based on corporate and/or business unit financial results, as well as individual performance, reinforcing the Company’s pay-for-performance culture.

Overview of Pay Programs

The primary components of the Company’s compensation program and the objectives of each component are set forth in the table below:

Element of Compensation	Objectives	Key Features
Base Salary	Attract and retain executive talent in a competitive marketplace.	Reflects skills, contributions and success over time in role. Reviewed annually to ensure competitiveness and alignment with individual performance.

Annual Cash Incentive	Link variable compensation to corporate and/or business unit short-term performance as well as strategic goals.	Key financial measures used to assess performance and align executives with shareholders’ interests. Payouts dependent on meeting net income, operating margin and individual strategic goals.

Long-Term Incentive	Align executives with shareholders by rewarding long- term shareholder value creation. Reward stock price appreciation and tie executive wealth accumulation to long-term performance.

Encourages retention through multi-year vesting (three to four years) and shareholder alignment through the use of performance goals.

Performance units vest, if at all, at end of three-year period depending on meeting relative economic profit and relative total shareholder return goals.

In addition, each NEO is also eligible to receive certain other benefits as described in the “Additional Compensation Elements” below.

Pay Mix

The compensation mix at target for the CEO and the other NEOs for fiscal 2015 demonstrates that a significant portion of CEO and NEO pay is based on variable compensation, as shown below.

Avnet’s Practices

The Company’s compensation programs incorporate a number of compensation governance practices:

•

Pay-for-Performance Alignment.    A significant portion of total compensation is dependent upon the achievement of short- and long-term financial and operational goals that are designed to increase shareholder value over time. As executives gain responsibility and seniority at Avnet and exercise more direct influence over the Company’s financial and operational performance, base salary as a percentage of total compensation will typically decrease and performance-based pay will increase.

•

Focus on Long-Term Incentive Compensation.    Avnet’s equity compensation program is designed to provide a meaningful portion of compensation with the goal of having executive officers think and behave like owners over the long term. Equity awards vest over periods ranging from three to four years depending on the award type.

•

A Holistic View of Performance.    Avnet’s annual and long-term incentive programs employ multiple performance measures to assure focus is on the entire business. Further, the incentive programs include awards that vest over several different and overlapping periods to help ensure that performance during any one period is not maximized to the detriment of other periods.

•

Award Caps.    Awards under the Company’s annual cash incentive plan and performance share unit awards under the Company’s Long-Term Incentive Plan (“LTIP”) are capped at a percentage of the target to ensure such awards do not encourage excessive risk-taking.

•	Stock Ownership Guidelines. The Company has stock ownership guidelines for its executive officers and, as of June 27, 2015, each of the executive officers was in compliance with these guidelines.

•	Recoupment. The Company has adopted an incentive compensation recoupment policy.

•

Annual Risk Assessment.    The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•

Committee Independence.    The Compensation Committee is made up entirely of independent directors and the Compensation Committee’s independent compensation consultant did not provide any services to management.

•	Hedging or Pledging are Prohibited. The Company’s insider trading policy prohibits directors and executive officers from hedging or pledging Avnet securities.

•	No Tax Gross-Ups on Excise Taxes. The Company’s change of control agreements do not provide for excise tax reimbursements to any of the Company’s executive officers.

•	No Dividends or Dividend Equivalents on Unearned/Unvested Equity. The Company does not pay dividends or dividend equivalents on unearned or unvested equity awards.

•	Repricing of Awards is Prohibited. Repricing of stock options and stock appreciation rights is prohibited without shareholder approval. The Company does not have a history of repricing equity awards.

•	No Above-Market Returns. The Company does not offer preferential or above-market returns on deferred compensation.

•	Stock Options are Granted at Fair Market Value. The Company does not grant stock options with an exercise price below the fair market value of the Company’s Common Stock on the date of the grant.

Elements of Executive Compensation

Base Salary

For fiscal 2014 and fiscal 2015, the annualized salaries as of the end of the applicable fiscal year are as follows:

NEO	2014 Year End Annualized Base Salary	2015 Year End Annualized Base Salary
Mr. Hamada	$900,000	$950,000
Mr. Moriarty	$550,000	$600,000
Mr. Fay	$450,000	$575,000
Mr. Zammit(1)	—	$484,000
Ms. Miller	$425,000	$500,000

(1)

Mr. Zammit was not an executive officer during fiscal 2014. He became an executive officer upon his promotion to TS President at the start of the second half of fiscal 2015. Mr. Zammit’s cash compensation is paid in Euros. For purposes of this CD&A, when discussing his cash compensation, the Company assumed an exchange rate of $1.10 to €1.00.

The Company generally implements base pay increases for executive officers on a fiscal year basis, with occasional mid-year increases to reflect a promotion, changing circumstances, or the addition of experience or responsibilities. In determining to increase base salaries, the Committee considered the benchmarking data, the NEO’s experience in the position and the long-term performance of the individual NEO.

Annual Cash Incentives

Executive officers are eligible to receive annual cash incentive compensation pursuant to the Executive Incentive Plan (the “Incentive Plan”) based on the financial performance of the Company and, where appropriate, the business unit for which the executive officer has direct responsibility. In addition, except with respect to Mr. Zammit, a portion of the annual cash incentive opportunity is tied to individual performance against pre-established strategic goals. Except with respect to Mr. Zammit, for fiscal 2015, 80% of each NEO’s target annual cash incentive related to financial goals and 20% related to individual performance goals. For fiscal 2015, as Mr. Zammit was promoted at the start of the second half of fiscal 2015, his target annual cash incentive is solely based upon achievement of financial goals.

For fiscal 2015, payouts to the NEOs for performance related to the Incentive Plan ranged from 95% to 101% of target annual incentive opportunity based on the financial results outlined below and based on the Compensation Committee’s assessment of each NEO’s performance relative to their respective strategic initiatives:

•	Net income after tax, as defined below (“NIAT”), was $623.1 million;

•	Operating income margin was 3.48%;

•	Net income before tax, as defined below (“NIBT”), for EM and TS was $778.6 million and $287.2 million, respectively; and

•	Operating income margin for EM and TS was 4.60% and 3.08%, respectively.

The target annual cash incentive compensation for fiscal 2014 and fiscal 2015 for the NEOs is set forth in the following table:

NEO	2014	2015
Mr. Hamada	$1,350,000	$1,425,000
Mr. Moriarty	$550,000	$600,000
Mr. Fay	$450,000	$550,000
Mr. Zammit(1)	—	$242,000
Ms. Miller	$375,000	$375,000

(1)	Mr. Zammit was not an executive officer during fiscal 2014. He became an executive officer during the second half of fiscal 2015.

The increases in target cash incentive compensation take into account the benchmarking data, the NEO’s experience in the position and the long-term performance of the individual NEO.

Financial Performance Goals. Financial performance goals are reviewed in conjunction with the Company’s budget for the upcoming fiscal year. When determining the budget, the Board seeks to ensure that it is fair, challenging and forward-looking, without encouraging excessive risk-taking. Additionally, when determining the fiscal 2015 budget, the Board considered the Company’s results in fiscal 2014, projected growth and the operating environment as projected by industry analysts. At its August meeting, the Compensation Committee or the Board, as appropriate, finalized the financial goals and the target cash incentive compensation relating to such financial goals.

Company-wide performance goals are based on the percentage achievement of Avnet’s fiscal 2015 net income after tax, excluding certain items (“NIAT”), and adjusted operating income margin (“OI Margin”). Operating group performance goals are based upon the achievement of the applicable operating group’s fiscal 2015 net income before tax, excluding certain items (“NIBT”) and OI Margin with respect to the applicable operating group. These measures were selected to drive profitable growth. Corporate and business unit goals by NEO are discussed below:

		Corporate		Business Unit
Executive	Financial Performance	NIAT	OI Margin	NIBT	OI Margin
Mr. Hamada	80%	60%	40%	—	—
Mr. Moriarty	80%	60%	40%	—	—
Mr. Fay	80%	30%	20%	30%	20%
Mr. Zammit(1)	100%	18%	12%	42%	28%
Ms. Miller	80%	60%	40%	—	—

(1)

As Mr. Zammit was promoted at the start of the second half of fiscal 2015, the first half of his annual cash incentive was based entirely on the performance of EM and EM EMEA, the business he led prior to his promotion. After his promotion, his incentive was based on the performance of Avnet (30%) and TS (70%), as noted above.

A summary of financial performance goals for fiscal 2015 is presented in the table below:

Company/Business Unit	NIAT ($000s)	NIBT ($000s)	OI Margin
Avnet	$660,884	—	Baseline: 3.40%	Target: 3.60%
EM	—	$813,592	Baseline: 4.70%	Target: 4.80%
TS	—	$362,959	Baseline: 3.30%	Target: 3.40%

Performance for NIAT and NIBT is calculated based on the ratio of actual performance to the target goal. For OI Margin, performance is calculated by adding or deducting 0.5% from 100% for every 1 basis point deviation from the baseline and adding an additional 0.5% (for a total of 1.0%) for every basis point above the target. The payout factor on the NIAT, NIBT and OI Margin portion of the incentive is linear for performance attainment between 80% and 120% of the performance goal. If NIAT, NIBT or OI Margin performance attainment is less than 80% or greater than 120% of the target goal, each 1% change in attainment from those percentages will result in a ±3% change in the incentive payout. Maximum cash incentive compensation relating to the financial performance is capped at 200% of target and no cash incentive compensation will be earned if actual performance is less than 60% of the financial target.

The table below outlines the payout ranges that apply to the financial goals.

Performance Level	Payout Range
(as percentage of target incentive opportunity)
Below 60% of performance goal	0%
Between 60% and less than 80% of performance goal	20% - 80%
Between 80% and less than 120% of performance goal	80% - 120%
Between 120% and less than 147% of performance goal	120% - 200%
Above 147% of performance goal	200%

Individual Performance Goals. For each NEO, with the exception of Mr. Zammit, 20% of their annual cash incentive was tied to achievement of pre-established individual objectives and strategic initiatives. These objectives, which vary by NEO, focus on areas that provide immediate value, as well as those that are important for building future growth capability. These areas include efficiency initiatives, financial planning initiatives and goals with respect to specific businesses or functions. Maximum cash incentive compensation relating to the individual performance goals is capped at 200% of target.

Payout. The NEOs were paid the following annual cash incentive amounts for fiscal 2015 performance:

NEO	Target Cash Incentive	Cash Incentive Paid for Fiscal 2015	Percentage of Target Achieved
Mr. Hamada	$1,425,000	$1,354,240	95%
Mr. Moriarty	$600,000	$603,206	101%
Mr. Fay	$550,000	$544,144	99%
Mr. Zammit(1)	$242,000	$242,000	100%
Ms. Miller	$375,000	$377,004	101%

(1)

As Mr. Zammit was promoted to TS President at the start of the second half of fiscal 2015, the portion of his target incentive tied to the performance of Avnet and TS was guaranteed to be not less than the target amount for the second half of fiscal 2015.

The percentages of target cash incentive earned with respect to the financial performance goals were calculated as follows:

	NIAT/NIBT ($000s)				OI Margin
Company/Business Unit	Target	Actual	% Achieved	Payout %	Baseline	Actual	% Achieved	Payout %
Avnet	$660,844	$623,090	94.28%	94.28%	3.40%	3.48%	104.00%	98.17%
EM	$813,592	$778,575	95.70%	95.70%	4.70%	4.60%	95.00%	95.42%
TS	$362,959	$287,164	79.12%	77.36%	3.30%	3.08%	89.00%	82.02%

Performance relative to pre-established individual objectives and strategic initiatives as a percentage of target for fiscal 2015 were:

Mr. Hamada: 83%	Mr. Moriarty: 110%	Mr. Fay: 108%
Mr. Zammit: N/A	Ms. Miller: 110%

The actual annual cash incentive earned for fiscal 2015 was a result of performance at Avnet, EM and TS, as well as a result of the performance relative to the individual strategic objectives. As a result of the increased performance targets with respect to NIAT and NIBT in the Incentive Plan and the strengthening U.S. Dollar during the fiscal year, the percentage of target achieved decreased an average of 5% for Messrs. Hamada, Moriarty and Fay, and Ms. Miller from fiscal 2014. For Mr. Moriarty and Mr. Fay, the dollar increase in the annual cash incentive paid was a result of the increases in their target annual cash incentive compensation for fiscal 2015. For additional information regarding the fiscal 2015 performance of the Company and its operating groups, please refer to the Company’s Annual Report on Form 10-K for the year ended June 27, 2015.

Long-Term Incentives

The Compensation Committee uses long-term incentive compensation in the form of equity awards for all executive officers as a valuable compensation component. Equity awards under the LTIP provide a strong incentive to increase shareholder value over time and improve TSR, as well as aid in retention.

Avnet utilizes a portfolio approach to long-term incentive awards to better align executive compensation to shareholder interests, provide executive officers with an opportunity to benefit from stock price appreciation and ensure that a portion of long-term pay is tied to performance relative to peer companies. Executive officers do not have a set target for long-term incentive compensation at the beginning of each year (e.g., target value as a percentage of base salary). Rather, at the beginning of each year, long-term incentive awards are determined based on a variety of factors including market competitiveness and the executive officer’s prior-year performance. As a result, the target value of awards on grant date for an executive officer can vary from year to year.

The Compensation Committee generally awards a mix of restricted stock units (RSUs), stock options and performance share units (PSUs) to the Company’s executive officers. In fiscal 2015, Avnet granted stock options, time-based RSUs and PSUs to each of the NEOs. With respect to the target value of the LTIP awards to the NEOs, generally, RSUs represent 25% of the award, stock options represent 25% of the award and PSUs represent 50% of the award. The fiscal 2015 approved LTIP awards are listed in the following table.

NEO	PSUs (#)	Stock Options (#)	RSUs (#)	Target Value of LTIP Awards ($)
Mr. Hamada	56,262	78,124	28,132	$4,600,000
Mr. Moriarty	17,430	24,200	8,716	$1,425,000
Mr. Fay(1)	14,676	42,604	14,438	$1,800,000
Mr. Zammit(2)	11,007	37,508	12,602	$1,500,000
Ms. Miller	11,619	16,136	5,808	$950,000

(1)

In consideration of organizational changes in the EM business and the expansion of his responsibilities to include initiatives spanning both business groups, Mr. Fay received a one-time equity award of $300,000 worth of RSUs and $300,000 worth of stock options in January 2015. These RSUs vest ratably in January 2016, 2017 and 2018, and these stock options vest ratably in January 2016, 2017, 2018 and 2019.

(2)

In recognition of his promotion to TS President, effective January 2015, Mr. Zammit also received a one-time equity award of $300,000 worth of RSUs and $300,000 worth of stock options. These RSUs vest ratably in January 2016, 2017 and 2018, and these stock options vest ratably in January 2016, 2017, 2018 and 2019.

Performance Stock Units.    The Compensation Committee or, where applicable, the Board, uses the combination of three distinct successive annual relative economic profit performance periods over three years as a performance goal because the Board believes that economic profit growth is a key factor in the creation of shareholder value. Using annual performance periods makes these goals more meaningful to the executive officers and enhances the line of sight between performance and award results. In addition, the Compensation Committee uses relative TSR as a payout measure to promote a closer alignment between long-term incentive payments and shareholder returns delivered during the three-year performance period.

The PSUs awarded in fiscal 2015 vest based upon a three-year performance period covering the Company’s fiscal years 2015, 2016 and 2017. Vesting of these PSUs is subject to Avnet achieving Relative EP, as defined below, and Relative TSR, as defined below, equal to at least the respective threshold levels set forth below. Relative EP and Relative TSR are equally weighted for determining PSU payouts. While Relative EP is calculated for each year during the performance period, the PSUs associated with that performance measure do not vest until the end of the three-year performance period. For Relative EP, the Compensation Committee selected the S&P SuperComposite Technology Distributors Index — Sub-Industry Index, excluding Avnet, as the comparator group. It is comprised of technology distributors that are the most comparable to Avnet in terms of revenue, market capitalization and business environment. For Relative TSR, the Compensation Committee selected the broader S&P MidCap400 Information Technology Index as the comparator group to provide for more stability and continuity in the relative TSR peer group composition and performance levels.

For purposes of the PSU awards:

•

“Relative EP” means, with respect to each fiscal year in the three-year Relative EP performance period, Avnet’s economic profit per dollar of average capital for such fiscal year as compared to the economic profit per dollar of average capital of the companies in the S&P SuperComposite Technology Distributors Index — Sub-Industry Index, excluding Avnet.

•

“Economic profit” for a business means operating income after tax (assuming an effective tax rate of 35%), less a capital charge of 10% on the amount of capital invested in the business. For purposes of the PSUs, “operating income” excludes certain items as determined by the Compensation Committee, such as restructuring charges, asset write-downs, impairments and financial impacts of accounting, tax and regulatory changes, etc.

•

“Relative TSR” means the percentile rank (from 0%ile for the lowest to 100%ile for the highest) of Avnet’s “Total Shareholder Return” compared to the individual total shareholder return of each company in the S&P MidCap400 Information Technology Index over the three-year performance period.

•	“Total Shareholder Return” means the percent calculated using the following formula:

Average stock price at the end of period – average stock price at the start of period + dividends

Average stock price at the start of period

When calculating the average stock price at the beginning and end of the relevant period, the Company uses the 30-trading day average immediately before and including the start day and the 30-trading day average immediately before and including the end day of the applicable period.

Based upon the Company’s actual Relative EP and Relative TSR, the recipient is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of the participant’s targeted number of shares as set forth below. As Relative EP is calculated each year during the three-year performance period, the payout percentage of target set forth below is multiplied by one-third and the number of PSUs associated with each year’s Relative EP performance vest at the end of the three-year performance period.

Relative EP
Relative EP relative to the Index	-10%	-5%	0%	+5%	+10%
Payout Percent of Target	0%	50%	100%	150%	200%

Relative TSR
Percentile Rank	<30%ile	30%ile	50%ile	75%ile+
Payout Percent of Target	0%	50%	100%	200%

If Avnet’s actual annual Relative EP or Relative TSR is between two achievement levels set forth in the table above, the percentage vesting shall be determined by linear interpolation.

The Compensation Committee set target payouts at the median level of the TSR peer group with threshold payouts at the 30th percentile to set a minimum relative performance level compared to the comparator group while retaining the retention value of the overall award.

Performance Stock Units Earned.    The payout percentages for the PSU awards for the past five years are set forth in the following table:

Performance Period	Payout
Fiscal Years 2013 – 2015	107%
Fiscal Years 2012 – 2014	94%
Fiscal Years 2011 – 2013	90%
Fiscal Years 2010 – 2012	150%
Fiscal Years 2009 – 2011	100%

Stock Options.    Stock options provide the opportunity for compensation only if the Company’s stock price appreciates from the date of grant, enhancing the alignment of executive officer pay with shareholder interests. Options typically vest annually in equal installments over a four year period. The exercise price reflects the closing stock price on the date of grant. The vesting parameters are designed to enhance NEO retention.

Restricted Stock Units.    RSUs typically vest in four equal installments over three-and-a-half years and are intended to enhance the retention of NEOs over an extended period.

Additional Compensation Elements

Retirement Benefits.    Avnet provides a retirement benefit to certain employees under a tax-qualified retirement plan and a retirement benefit under nonqualified retirement plans. The Avnet pension plan (the “Pension Plan”) is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. Cash balance plans are similar in nature to a defined contribution plan in that a participant’s benefit is defined in terms of a stated account balance. As a cash balance plan, the Pension Plan provides the Company with the benefit of applying any earnings on the Plan’s investments beyond the fixed return provided to participants toward the Company’s future cash funding obligations. The nonqualified retirement plans consist of the Avnet restoration pension plan (the “Restoration Plan”) and the supplemental executive officers’ retirement plan (the “SERP”). The plans are more fully described in the “Pension Benefits” section. Only U.S. employees are eligible to participate in the Pension and Restoration Plans. Mr. Zammit, as a former resident of France and a current resident of Belgium, is a participant in the Company’s pension plans established in France and Belgium. The SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of the Restoration Plan and the SERP, any benefit payable under the Restoration Plan reduces the benefit payable under the SERP. These plans are important retention tools in the Avnet compensation program because the receipt of benefits under these plans is contingent upon the satisfaction of certain age and service requirements. Additionally, as the benefits provided under the nonqualified retirement plans are based in part on a participant’s yearly cash compensation, including a participant’s annual cash incentive compensation, the plans include a performance based element. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of these plans.

Deferred Compensation.    The Company maintains a Deferred Compensation Plan for highly compensated U.S. employees, which includes each NEO with the exception of Mr. Zammit. The program permits these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company’s 401(k) Plan, at a minimal administrative cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the “deemed investment” selected by the participant, as described in more detail following the Nonqualified Deferred Compensation Table. The Company does not offer preferential or above market returns on the compensation deferred.

Executive Benefits.    The Company provides NEOs with a limited number of perquisites that the Company and the Compensation Committee believe are reasonable and consistent with Avnet’s overall compensation program, and necessary to remain competitive. Costs associated with the perquisites provided by the Company are included in the “All Other Compensation” column in the Summary Compensation Table.

Generally, the Company does not increase payment to any employees, including NEOs, to cover personal income taxes. However, certain expatriate allowances, relocation reimbursements and tax equalization payments are made to employees assigned to work outside his or her home country and the Company will cover the personal income taxes due on these items. Mr. Zammit is currently a resident of Belgium and, as such, is subject to personal income taxes in Belgium. In addition, as Mr. Zammit’s position as TS President requires that he periodically conduct business in the United States, he is subject to state and federal personal income taxes in the United States. As a result of his role as TS President, the Company agreed to make certain tax equalization payments (including tax gross-up payments) to him to ensure that the position is tax neutral to Mr. Zammit. The Company expects these payments to cease when Mr. Zammit becomes a resident of the United States. Costs associated with the tax equalization payments provided by the Company are included in the “All Other Compensation” column in the Summary Compensation Table.

Change of Control Agreements.    Each NEO has a change of control agreement with the Company. The change of control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change of control of the Company. The agreements are also intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive officers’ own employment. The change of control agreements do not provide for excise tax reimbursements to any of the Company’s executive officers. More detailed descriptions of these programs are included in the “Potential Payouts Upon Termination and Change of Control” section.

Additional Information

Stock Ownership Guidelines

With a significant portion of each executive officer’s total compensation delivered in the form of equity-based incentives, executive officers have a substantial interest and incentive to ensure profitable growth of the Company and to drive long-term shareholder value. To further reinforce this focus, the Compensation Committee has established stock ownership guidelines for all executive officers. The guidelines provide that the executive officers are required to hold shares of the Company’s common stock or unvested RSUs, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 5 times base salary
Chief Financial Officer, General Counsel and Operating Group Presidents	Shares with market value equal to 3 times base salary
Other Executive Officers	Shares with market value equal to 1 times base salary

Until the ownership level under the Company’s stock ownership guidelines is met, executive officers must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSU awards. Currently, all NEOs satisfy these guidelines.

Insider Trading and Hedging/Pledging Policy

The Company’s insider trading policy expressly prohibits ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning the Company’s securities. Additionally, executive officers and directors are prohibited from hedging or pledging Avnet securities as collateral for loans. The Company’s insider trading policy prohibits executive officers and directors from trading in securities of Avnet or engaging in any other action to take advantage of, or pass on to others, material nonpublic information relating to Avnet or any other company with which Avnet has a relationship, including Avnet’s customers, suppliers or potential parties in a business transaction.

Recoupment Policy

Pursuant to the Company’s incentive compensation recoupment policy, in the event of a restatement of the Company’s financial results due to the misconduct of any employee, the Independent Directors are authorized to take action to recoup all or part of any incentive compensation received by an executive officer. For purposes of this policy, incentive compensation includes any cash or stock-based award under the Company’s Incentive Plan or LTIP, the amount of which is determined in whole or in part upon achievement of specific financial performance targets. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by an executive officer, the Independent Directors will take into consideration whether the executive officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.

Equity Grant Practices

Equity award decisions are generally made at the Board or Compensation Committee’s regularly scheduled meetings in August, which are generally scheduled at least one year in advance. Pursuant to the Company’s equity incentive plans, the exercise price of each stock option awarded to the executive officers is the closing price of Avnet’s Common Stock on the date of grant. Options and other equity-based awards may be granted in connection with a new hire or a promotion, in which case awards may be granted at the Compensation Committee meeting at or about the time of hiring or promotion. Grants are made without regard to anticipated earnings or major announcements by the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million the amount of remuneration that Avnet may deduct in any calendar year for its CEO and three other highest-paid NEOs, other than the CFO. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) regulations.

In designing the Company’s compensation programs, the Compensation Committee considers the effect of Section 162(m) of the Code, as well as other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue to take, reasonable and appropriate actions with respect to achieving deductibility of annual incentive and long-term compensation. To maintain flexibility, the Compensation Committee does not have a policy requiring all compensation to be deductible.

COMPENSATION OF AVNET EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation provided by Avnet for the years indicated to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard Hamada	2015	950,000	—	3,300,087	924,207	1,354,240	161,057	48,444	6,738,035
Chief Executive Officer	2014	900,000	—	2,288,202	1,330,118	1,382,184	973,982	31,814	6,906,300
	2013	900,000	—	2,699,960	900,010	447,879	—	29,183	4,977,032
Kevin Moriarty	2015	600,000	—	1,022,396	286,286	603,206	105,686	20,280	2,637,854
Senior Vice President and Chief Financial Officer	2014	525,000	280,000	686,406	399,036	568,612	—	20,280	2,479,334
	2013	250,000	400,000	1,068,315	762,960	81,820	—	5,850	2,568,945
Gerry Fay	2015	550,000	—	1,152,131	479,559	544,144	107,620	19,571	2,853,025
Senior Vice President and President, Avnet Electronics Marketing	2014	418,750	—	571,986	332,506	474,867	77,229	23,450	1,898,788
Patrick Zammit(4)	2015	512,693	—	936,866	419,274	470,411	126,949	162,454	2,628,647
Senior Vice President and President, Avnet Technology Solutions
MaryAnn Miller	2015	500,000	—	681,454	190,889	377,004	158,216	20,372	1,927,935
Senior Vice President and	2014	425,000	—	607,077	176,648	393,315	353,030	20,491	1,975,561
Chief Human Resources Officer and Corporate Communications	2013	425,000	—	599,955	199,987	145,561	118,404	21,942	1,510,849

(1)	Amounts shown under the heading “Stock Awards” reflect the grant date fair value of awards of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of RSUs awarded to each NEO in fiscal 2015 is as follows: Mr. Hamada — $1,113,183; Mr. Moriarty — $344,892; Mr. Fay — $581,675; Mr. Zammit — $509,024; and Ms. Miller — $229,823. With respect to PSUs, the grant date fair value was computed based upon the target outcome of the performance conditions as of the grant date, which was consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the target performance is achieved for PSUs awarded in fiscal 2015, the grant date fair value of the award to each NEO is as follows: Mr. Hamada — $2,186,904; Mr. Moriarty — $677,504; Mr. Fay — $570,456; Mr. Zammit — $427,842; and Ms. Miller — $451,631. Assuming the maximum payout of PSUs granted in fiscal 2015 is achieved, the grant date fair value of such awards would be $4,373,808, $1,355,008, $1,140,912, $855,684 and $903,261 for Messrs. Hamada, Moriarty, Fay, and Zammit, and Ms. Miller, respectively. Amounts shown under the heading “Option Awards” reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model. For information on the assumptions used to calculate the value of the awards, refer to Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended June 27, 2015. The amounts included in these columns relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized by the NEOs.

(2)	The amount includes the net change in the actuarial present value of accumulated benefits under the Company’s qualified and nonqualified retirement plans. For fiscal 2015, the increase in the actuarial present value of accumulated benefits under the Company’s qualified plan was $40,904, $48,586, $37,912, and $40,818 for Messrs. Hamada, Moriarty, and Fay, and Ms. Miller, respectively. For fiscal 2015, the increase in the actuarial present value of accumulated benefits under the Company’s nonqualified retirement plans was $120,153, $57,100, $69,708, $26,454 and $117,398 for Messrs. Hamada, Moriarty, Fay, and Zammit, and Ms. Miller, respectively. Messrs. Moriarty and Fay are not participants in the SERP. In addition to the SERP, Mr. Zammit is also a participant in a Company sponsored retirement plan in Belgium, and the increase in the value of that plan was $100,495.

(3)	The amount includes (a) expenses associated with the Company’s automobile program for each of the NEOs, (b) the cost of annual physical exams, (c) tax equalization payments (including gross-up) of $87,533 on behalf of Mr. Zammit, and (d) the Company’s contribution to a French retirement program on behalf of Mr. Zammit in the amount of $44,460. When Mr. Zammit joined the Company he was a resident in France, and when he relocated to Belgium, the Company continued to fund his French retirement plan, which is a social security type program. Mr. Zammit is subject to personal income taxes in Belgium and the United States. In connection with his promotion to TS President, the Company agreed to make certain tax equalization payments covering his U.S. income tax obligation. For additional discussion on the tax equalization payments, please see the discussion in the CD&A. For Mr. Hamada, his automobile lease and insurance cost included above is $35,853. For the other NEOs, none of their perquisites and personal benefits exceeded the greater of $25,000 or 10% of the total amount of their benefits.

(4)	Mr. Zammit’s salary and non-equity incentive were paid in Euros and translated at the average exchange rates applicable to each of the Company’s fiscal quarters. The expenses associated with the Company provided automobile were also paid in Euros and translated at the above referenced average exchange rates. The net change in the actuarial present value of Mr. Zammit’s Belgian retirement plan was translated at the average exchange rate for fiscal 2015.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the NEOs in fiscal 2015 relating to: (1) annual cash incentive awards; (2) PSUs; (3) RSUs; and (4) stock options. The actual payouts earned in fiscal 2015 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the grant date fair values associated with the awards under the Equity Incentive Plan, All Other Stock Awards and All Other Option Awards in the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Richard Hamada	8/07/2014	228,000	1,425,000	2,850,000	—	—	—	—	78,124	40.88	924,207
	8/07/2014	—	—	—	1	56,262	112,524	—	—	—	2,186,904
	8/07/2014	—	—	—	—	—	—	28,132	—	—	1,113,183
Kevin Moriarty	8/07/2014	96,000	600,000	1,200,000	—	—	—	—	24,200	40.88	286,286
	8/07/2014	—	—	—	1	17,430	34,860	—	—	—	677,504
	8/07/2014	—	—	—	—	—	—	8,716	—	—	344,892
Gerry Fay	8/07/2014	88,000	550,000	1,100,000	—	—	—	—	20,380	40.88	241,095
	8/07/2014	—	—	—	1	14,676	29,352	—	—	—	570,456
	8/07/2014	—	—	—	—	—	—	7,340	—	—	290,444
	1/05/2015	—	—	—	—	—	—	7,098	—	—	291,231
	1/05/2015	—	—	—	—	—	—	—	22,224	42.26	238,464
Patrick Zammit	8/07/2014	242,000	242,000	484,000	—	—	—	—	15,284	40.88	180,810
	8/07/2014	—	—	—	1	11,007	22,014	—	—	—	427,842
	8/07/2014	—	—	—	—	—	—	5,504	—	—	217,793
	1/05/2015	—	—	—	—	—	—	7,098	—	—	291,231
	1/05/2015	—	—	—	—	—	—	—	22,224	42.26	238,464
MaryAnn Miller	8/07/2014	60,000	375,000	750,000	—	—	—	—	16,136	40.88	190,889
	8/07/2014	—	—	—	1	11,619	23,238	—	—	—	451,631
	8/07/2014	—	—	—	—	—	—	5,808	—	—	229,823

(1)	The threshold column assumes payout of 20% of the target amount that is based on financial measures and no payout of the target amount based on the individual performance component. The target column assumes that the annual incentive was paid at 100% of target for the financial and individual components. The maximum column assumes the highest amounts payable on the financial and individual components, resulting in a payout of 200% of the target amount. Achievement below the threshold would yield a payout of $0. For Mr. Zammit, the above represents his target incentive in connection with his new role as TS President. Mr. Zammit’s incentive was guaranteed for the second half of FY 2015 and was based solely on financial measures. For purposes of this table, the Company assumed an exchange rate of $1.10 to €1.00.

(2)	This column represents grants of PSUs. As discussed in the CD&A, based upon the Company’s actual Relative EP and Relative TSR during the three-year performance period, the executive is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of his or her targeted number of shares.

(3)	The vesting schedules for the PSUs, RSUs and the stock option grants made in fiscal 2015 are as follows:

Type of Awards Made in Fiscal 2015	Vesting Schedule
Performance Share Units (PSUs)	vest, if at all, at the end of fiscal 2017 (July 1, 2017)
Restricted Stock Units (RSUs)	25% each on the first business day in January of 2015 through 2018; RSUs granted on January 5, 2015 to Messrs. Fay and Zammit will vest over three years in January 2016 through January 2018
Stock Options	25% on each of the first through fourth anniversaries of the grant date

For additional description of the terms and awards of RSUs, stock options and PSUs made in fiscal 2015, see the description of long-term incentives in the CD&A and Note 12 to the Company’s Consolidated Financial Statements included in its Form 10-K for the fiscal year ended June 27, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the NEOs as of June 27, 2015. This table includes unexercised and unvested option grants, unvested RSUs, and PSUs with vesting conditions that have not yet been satisfied. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table, based on the option grant date or stock award date. The market value of the stock awards is based on the closing market price of the Company’s Common Stock as of June 27, 2015, which was $42.09. The PSUs are subject to specified performance objectives over the performance period. The market values as of June 27, 2015, shown in columns (h) and (j) below, assume 100% achievement of these performance objectives. For additional information about the option grants and stock awards, see the description of long-term incentives in the CD&A and Note 12 to the Company’s Consolidated Financial Statements included in its Form 10-K for the fiscal year ended June 27, 2015.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (RSUs)(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (PSUs)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)
Richard Hamada	8/09/2007	30,932	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	45,128	—	28.80	8/06/2018		—	—	—	—
	8/12/2010	50,916	—	24.41	8/11/2020		—	—	—	—
	8/11/2011	44,871	14,957	27.94	8/10/2021	8/11/2011	4,281	180,187	—	—
	8/09/2012	39,648	39,648	32.43	8/08/2022	8/09/2012	11,100	467,199	—	—
	8/08/2013	28,470	85,410	39.04	8/07/2023	8/08/2013	5,122	215,585	51,231	2,156,313
	8/07/2014	—	78,124	40.88	8/06/2024	8/07/2014	21,099	888,057	56,262	2,368,068
Kevin Moriarty	1/02/2013	34,000	34,000	31.89	1/01/2023	1/02/2013	8,333	350,736	—	—
	8/08/2013	8,541	25,623	39.04	8/07/2023	8/08/2013	1,536	64,650	15,369	646,881
	8/07/2014	—	24,200	40.88	8/06/2024	8/07/2014	6,537	275,142	17,430	733,629
Gerry Fay	8/11/2011	2,671	2,671	27.94	8/10/2021	8/11/2011	765	32,199	—	—
	8/09/2012	3,029	6,058	32.43	8/08/2022	8/09/2012	1,696	71,385	—	—
	8/08/2013	7,117	21,351	39.04	8/07/2023	8/08/2013	1,280	53,875	12,807	539,047
	8/07/2014	—	20,380	40.88	8/06/2024	8/07/2014	5,505	231,705	14,676	617,713
	1/05/2015	—	22,224	42.26	1/04/2025	1/05/2015	7,098	298,755	—	—
Patrick Zammit	8/13/2009	462	—	24.75	8/12/2019		—	—	—	—
	8/12/2010	12,728	—	24.41	8/11/2020		—	—	—	—
	8/11/2011	12,822	4,274	27.94	8/10/2021	8/11/2011	1,223	51,476	—	—
	8/09/2012	9,362	9,362	32.43	8/08/2022	8/09/2012	2,622	110,360	—	—
	8/08/2013	3,559	10,677	39.04	8/07/2023	8/08/2013	2,562	107,835	10,245	431,212
	8/07/2014	—	15,284	40.88	8/06/2024	8/07/2014	4,128	173,748	11,007	463,285
	1/05/2015	—	22,224	42.26	1/04/2025	1/05/2015	7,098	298,755	—	—
MaryAnn Miller	5/08/2009	6,000	—	22.08	5/07/2019	5/08/2009	—	—	—	—
	8/13/2009	9,024	—	24.75	8/12/2019		—	—	—	—
	8/12/2010	11,456	—	24.41	8/11/2020		—	—	—	—
	8/11/2011	10,578	3,526	27.94	8/10/2021	8/11/2011	1,009	42,469	—	—
	8/09/2012	8,810	8,810	32.43	8/08/2022	8/09/2012	2,466	103,794	—	—
	8/08/2013	3,781	11,343	39.04	8/07/2023	8/08/2013	2,722	114,569	10,887	458,234
	8/07/2014	—	16,136	40.88	8/06/2024	8/07/2014	4,356	183,344	11,619	489,044

Vesting schedules:

Stock Options — All stock options vest in 25% annual increments commencing on the first anniversary of the grant date. Stock options typically expire the day before the tenth anniversary of the grant date.

Restricted Stock Unit Awards (RSUs) — All RSUs granted prior to FY 2014, except for the award dated January 2, 2013, to Mr. Moriarty, vest in 20% annual increments commencing in the January following the grant date. The awards dated August 8, 2013, and August 7, 2014, will vest in 25% annual increments in the January following the grant date. The awards dated January 2, 2013, to Mr. Moriarty and the awards dated January 5, 2015, to Messrs. Fay and Zammit vest ratably over 3 years on the anniversaries of the respective grants.

Performance Share Units (PSUs) — All PSUs vest, if at all, depending on whether vesting conditions are met, on the last day of the fiscal year coincident with the end of the three-year performance period.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs: (1) stock option exercises during fiscal 2015, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and PSUs, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard Hamada	—	—	82,594	3,451,513
Kevin Moriarty	—	—	20,386	861,435
Gerry Fay	—	—	14,285	599,005
Patrick Zammit	19,000	358,325	20,157	843,147
MaryAnn Miller	—	—	19,103	799,214

The value realized on vesting of stock awards includes RSUs that vested on January 2, 2015, and the vesting of PSUs on June 27, 2015, which covered the fiscal 2013-2015 performance period. The value realized with respect to the RSUs is as follows: Mr. Hamada — 23,131 shares and $995,096; Mr. Moriarty —11,280 shares and $485,266; Mr. Fay — 5,200 shares and $223,704; Mr. Zammit — 6,118 shares and $263,196; and Ms. Miller — 5,889 shares and $253,344. The value realized with respect to the PSUs is as follows: Mr. Hamada — 59,463 shares and $2,456,417; Mr. Moriarty – 9,106 and $376,169; Mr. Fay — 9,085 shares and $375,301; Mr. Zammit — 14,039 shares and $579,951; and Ms. Miller — 13,214 shares and $545,870.

Pension Benefits

Further to the discussion of the retirement benefits in the CD&A, the Company provides a retirement benefit under a tax-qualified retirement plan to U.S. employees and a retirement benefit under nonqualified retirement plans. Mr. Zammit is a participant in the SERP, which is described below, in addition to a retirement plan in Belgium. The retirement plan in Belgium is a voluntary defined contribution plan funded entirely by the Company. Under this plan the Company’s contributions increase based on the level of the employee, with the highest amount applicable to the senior executive level. The Pension Plan is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in Sections 125 or 401(k) (i.e., the Avnet 401(k) Plan) of the Code.

Currently, the maximum amount of earnings on which benefits can be accrued is $265,000, which is the 2015 annual maximum established by the IRS. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with the Company.

The nonqualified retirement plans consist of the Restoration Plan and the SERP. The Restoration Plan is an excess benefit plan that provides retirement income to eligible U.S. employees whose Pension Plan benefit is limited by Code limits on compensation. The Restoration Plan uses the same eligibility, vesting, formula and distribution criteria (except in cases where Code section 409A applies) found in the Pension Plan, but without considering the Code imposed limits on the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the Restoration Plan.

The SERP provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly for two years and in a lump sum thereafter to such officer or his or her beneficiary with the total benefit equaling the present value of ten years of payments in an amount not to exceed 36% of the officer’s eligible compensation, which is defined as the average of the highest two of the last five years’ cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant begins to receive the benefit.

As discussed in the CD&A, the SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of both plans, any benefit payable under the Restoration Plan will reduce the benefit payable under the SERP. Thus, the maximum benefit payable to vested participants in both nonqualified plans will equal the benefit payable under the SERP.

The table below shows the number of years of service credited to each such NEO and the actuarial present value of accumulated benefits payable to each of the NEOs as of the end of the fiscal year. There were no payments made during the last fiscal year under any of the retirement plans. The present value of the accumulated benefit was determined using interest rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
(a)	(b)	(c)	(d)
Richard Hamada	Avnet Pension Plan	30.5	366,949
	Nonqualified Retirement Plans	31.6	4,920,267
Kevin Moriarty	Avnet Pension Plan	2.5	48,586
	Restoration Plan(1)	2.5	57,100
Gerry Fay	Avnet Pension Plan	9.5	192,150
	Restoration Plan(1)	9.5	121,257
Patrick Zammit	Belgian Pension Plan	8.5	561,669
	Nonqualified Retirement Plans	21.8	1,523,203
MaryAnn Miller	Avnet Pension Plan	7.5	189,308
	Nonqualified Retirement Plans(2)	5.7	1,498,397

(1)	Messrs. Moriarty and Fay are not participants in the SERP.

(2)	As of the end of fiscal 2015, Ms. Miller’s benefit under the SERP has not yet vested.

Nonqualified Deferred Compensation

The Company offers the Avnet Deferred Compensation Plan (“DCP”) for highly compensated U.S. based employees, defined as those earning $265,000 or more in target income, including all of the NEOs except for Mr. Zammit. The DCP allows these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Avnet 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the “deemed investment” options and added to the account. As such, there are no “above-market” earnings. The deferred compensation and the amount earned are held under the Avnet Deferred Compensation Rabbi Trust, but are subject to the claims of general creditors of the Company. Also, the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. Of the NEOs, only Mr. Fay has deferred a portion of his cash compensation in fiscal 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Gerry Fay	94,973	—	6,053	—	608,549

Potential Payouts Upon Termination

Employment Agreements and Change of Control Agreements

Employment Agreements

Each of the NEOs has entered into an employment agreement with the Company or one of its subsidiaries. The employment agreements for Mr. Hamada, Mr. Fay and Ms. Miller are terminable by either the individual or the Company upon one-year advance written notice to the other. Mr. Moriarty’s agreement is terminable by either party upon 90-days advance written notice. Mr. Zammit’s employment agreement includes a notification period that is established by Belgian labor laws, and is currently approximately 24 months. The employment agreements contain provisions dealing with termination for cause. Additionally, Messrs. Hamada’s, Moriarty’s, and Fay’s, and Ms. Miller’s employment agreements include provisions dealing with termination upon a death or disability. For purposes of these agreements, “cause” generally includes gross misconduct, breach of any material term of the agreement, willful breach, habitual neglect or wanton disregard of the executive’s duties, or conviction of certain criminal acts. Pursuant to Mr. Hamada’s employment agreement, if Mr. Hamada should become disabled, the Company will pay an annual disability benefit of $300,000 until the earlier of his 65th birthday, the disability ceases or death. Additionally, Messrs. Hamada’s, Moriarty’s, and Fay’s, and Ms. Miller’s agreements include provisions dealing with termination upon a change in office and duties. The amount of compensation (including base salary and incentive compensation) to be paid to each NEO is not fixed and is to be agreed upon by the NEO and the Company from time to time. The employment agreements contain restrictive covenants relating to non-competition, confidential information and non-solicitation of employees.

Change of Control Agreements

Each of the NEOs has entered into change of control agreements with the Company providing that, in the event of actual or constructive termination within 24 months of a change of control, the Company must pay to the executive all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) the executive’s then current annual base salary, and (ii) the executive’s target incentive compensation for the year in which such termination occurred. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock compensation plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. No NEO is entitled to a tax gross-up for excise taxes related to payments made upon a change of control.

Pursuant to these agreements, a constructive termination includes a material diminution in the executive’s responsibilities, a material change in the geographic location at which the executive is primarily required to perform services for the Company, a material reduction in the executive’s base compensation or, except for Mr. Zammit, any other action or inaction that constitutes a material breach by the Company under its employment agreement with the executive. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Avnet Common Stock, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the applicable agreement and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

Potential Payouts upon Termination Table

The following table sets forth the estimated payments and value of benefits that each of the NEOs would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of their employment under various scenarios. The table assumes that the termination occurred on June 27, 2015, which is the Company’s fiscal year end.

As used in this section:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of the executive’s employment;

•	“Company Termination Without Cause” means that the executive is fired without cause (as defined in the employment agreement);

•	“Change of Control Termination” means the occurrence of both a change of control and the constructive termination of the executive within 24 months of the change; and

•

“Retirement” for the purpose of determining benefit under the stock plans, means all of the following: (a) age 55, (b) five years of service, (c) age plus years of service is equal to at least 65, and (d) the executive must have signed a non-compete agreement.

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Richard Hamada:
Severance	—	—	—	7,475,000	—
Settlement of previously vested stock options	2,844,428	2,844,428	2,844,428	2,844,428	2,844,428
Settlement of unvested stock options	—	949,673	949,673	949,673	949,673
Settlement of RSUs	1,751,028	1,751,028	1,751,028	1,751,028	1,751,028
Settlement of PSUs	4,729,696	7,027,179	7,027,179	7,027,179	7,027,179
Accrued vacation pay out	63,066	63,066	63,066	63,066	63,066
Welfare benefits	—	1,905,597	—	111,193	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	178,838	357,675	357,675	357,675	357,675
Nonqualified retirement plans	4,608,480	4,697,584	4,697,584	4,697,584	4,697,584
Kevin Moriarty
Severance	—	—	978,571	3,887,000	—
Settlement of previously vested stock options	372,850	372,850	372,850	372,850	372,850

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Settlement of unvested stock options	—	—	—	454,232	—
Settlement of RSUs	690,528	—	—	690,528	—
Settlement of PSUs	1,059,069	1,059,069	—	1,763,782	—
Accrued vacation pay out	46,080	46,080	46,080	46,080	46,080
Welfare benefits	—	—	—	70,896	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	25,184	50,368	50,368	50,368	50,368
Restoration Plan	59,194	59,194	59,194	59,194	59,194
Gerry Fay
Severance	—	—	—	3,588,000	—
Settlement of previously vested stock options	88,762	88,762	88,762	88,762	88,762
Settlement of unvested stock options	—	186,096	186,096	186,096	186,096
Settlement of RSUs	687,919	687,919	687,919	687,919	687,919
Settlement of PSUs	947,656	1,539,148	1,539,148	1,539,148	1,539,148
Accrued vacation pay out	44,160	44,160	44,160	44,160	44,160
Welfare benefits	—	—	—	58,016	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	96,716	193,432	193,432	193,432	193,432
Restoration Plan	123,906	123,906	123,906	123,906	123,906
Patrick Zammit
Severance	—	—	—	2,946,944	—
Settlement of previously vested stock options	515,765	515,765	515,765	515,765	515,765
Settlement of unvested stock options	—	—	—	201,973	—
Settlement of RSUs	742,174	—	—	742,174	—
Settlement of PSUs	1,032,805	1,032,805	—	1,485,399	—
Accrued vacation pay out	128,844	128,844	128,844	128,844	128,844
Welfare benefits	—	—	—	61,896	—
Belgian pension plan	561,669	561,669	561,669	561,669	561,669
SERP	1,966,208	549,662	549,662	549,662	549,662
MaryAnn Miller
Severance	—	—	—	2,840,500	—
Settlement of previously vested stock options	725,394	725,394	725,394	725,394	725,394
Settlement of unvested stock options	—	189,119	189,119	189,119	189,119
Settlement of RSUs	444,176	444,176	444,176	444,176	444,176
Settlement of PSUs	1,024,681	1,503,455	1,503,455	1,503,455	1,503,455
Accrued vacation pay out	38,400	38,400	38,400	38,400	38,400
Welfare benefits	—	—	—	64,080	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	95,611	191,222	191,222	191,222	191,222
SERP	1,754,008	—	—	—	—
Restoration Plan	149,807	149,807	149,807	149,807	149,807

The employment agreements for Messrs. Hamada, Fay, and Zammit, and Ms. Miller, do not provide for a “severance payment” in the event of a termination by the Company without cause. Pursuant to each NEO’s employment agreement, each NEO is entitled to the advance notice discussed in “Employment Agreements”, above. During the notice period, each of the executives shall continue as an employee of the Company and receive compensation and other benefits in accordance with their employment agreements. Mr. Moriarty is entitled to receive his base salary and other compensation for a period of one year after he is provided with notice of his termination without cause. For purposes of the table above, it is assumed that the applicable notice period ended on June 27, 2015, which is the last business day of the Company’s fiscal year 2015.

Except as noted immediately below, because Mr. Hamada, Mr. Fay and Ms. Miller, are retirement eligible under the applicable equity compensation plans, the amount of potential payouts to each of them in the event of a disability or termination by the Company without cause is the same as that under “Retirement” because the amount received upon retirement is greater than would be received upon a disability or termination without cause. Mr. Hamada’s welfare benefit in the event of a disability equals the present value of the disability benefit provided under his employment agreement assuming he reaches age 65. The present value attributable to this benefit is included in “Welfare benefits”, above. The amount included with respect to the SERP is calculated based on the present value of the benefit described above relating to Pension Benefits, discounted to reflect the earliest age at which the executive can begin receiving such benefit. While Mr. Zammit’s benefits under the SERP have vested, he is not eligible to receive a distribution until he has reached at least age 55. As Ms. Miller’s benefit under the SERP has not yet vested, she is only entitled to a benefit under such plan in the event of death. Messrs. Moriarty and Fay are not participants in the SERP.

Executives receiving PSUs, including each of the NEOs, would be entitled to receive a pro-rata number of performance shares in the case of death or disability and all of the performance shares in the case of retirement or a change of control earned for a three-year performance cycle. As noted above, because Mr. Hamada, Mr. Fay and Ms. Miller are retirement eligible under the applicable equity compensation plans, the value shown in the table above for PSU awards in the event of a disability equals the value earned upon retirement. The value shown for the settlement of PSUs in the table above is calculated with the assumption that the triggering event has occurred on June 27, 2015. Furthermore, the value of the PSU awards for the fiscal 2013 – 2015 performance cycle is included in the table above because, while the actual PSU payouts were not issued until September 2015, the PSU awards were fully vested on June 27, 2015. Additionally, the value of the PSUs covering the fiscal 2014-2016 and fiscal 2015-2017 performance periods assumes that the target number of shares is awarded to Mr. Hamada, Mr. Fay and Ms. Miller. The value of RSUs reflected in the table above in all cases, other than termination without cause, equals the value of all RSUs allocated to the NEOs but not yet delivered at June 27, 2015. In the case of termination without cause, the value of RSUs is only applicable for those who are retirement eligible at June 27, 2015 — Mr. Hamada, Mr. Fay and Ms. Miller.

DIRECTOR COMPENSATION

Directors of Avnet who are also officers or employees of Avnet (currently Mr. Hamada) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Upon the recommendation of the Corporate Governance Committee and approval of the Board of Directors, non-employee Directors receive compensation for their services on the Board as set out below.

Compensation Components (annual)
% Cash to Equity	43/57
Cash Retainer		$100,000	(1)
Equity		$130,000	(2)
Total:		$230,000
Audit Committee Chair Retainer	add:	$25,000
Audit Committee Retainer	add:	$7,500
Compensation Committee Chair Retainer	add:	$20,000
Corporate Governance Committee Chair Retainer	add:	$15,000
Independent Chairman Retainer	add:	$175,000

(1)	Paid quarterly unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(2)	Prorated upon first election and generally delivered each January following reelection, unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors.

The following table shows the total dollar value of all fees earned by and paid in cash to all non-employee directors in fiscal 2015 and the grant date fair value of stock awards to non-employee directors made in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
Rodney Adkins(1)	8,958	75,796	84,754
William Amelio	100,000	130,000	230,000
J. Veronica Biggins	112,500	130,000	242,500
Michael Bradley	100,000	130,000	230,000
R. Kerry Clark	122,500	130,000	252,500
James A. Lawrence	121,250	130,000	251,250
Avid Modjtabai(2)	71,667	151,667	223,334
Ray M. Robinson	100,000	130,000	230,000
William H. Schumann, III	262,500	130,000	392,500

(1)	Mr. Adkins was appointed to the Board effective June 15, 2015, and as such, the above amounts reflect a pro-rata amount of fees and stock awards earned in respect to fiscal 2015.

(2)	Ms. Modjtabai was appointed to the Board effective November 6, 2014, and as such, the above reflects a pro-rata amount of fees earned in respect to fiscal 2015. The above stock awards reflect a pro-rata amount pertaining to November 2014 and December 2014, in addition to the delivery of shares made in January 2015.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors, a non-employee Director may elect to receive phantom stock units in lieu of some or all of the shares of Common Stock that would otherwise be awarded as the Director’s annual equity compensation. The number of shares of phantom stock units to be credited to the phantom stock unit portion of the Director’s account (assuming the election is made to defer the entire amount) is determined by dividing $130,000 by the average of the high and low price of Common Stock on the NYSE on the first business day in January of each year. In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in a cash or phantom stock unit account under this plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. During fiscal 2015, there were no “above market” earnings. Compensation deferred under this plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on the Board of Directors in ten annual installments or, at the Director’s election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of the Company (as defined in the plan), in a single lump sum. Phantom stock units are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director’s designated beneficiary.

D&O Insurance

As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is Federal Insurance Company, a Chubb Group insurance company. Excess insurers include ACE American Insurance Company, Arch

Insurance Company, Zurich American Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA, Allied World National Assurance Company, Berkshire Hathaway Specialty Insurance and Lloyd’s of London. The coverage was renewed effective August 1, 2015, for a one-year term. The total premium paid for both primary and excess insurance was $1,060,399.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As part of the Company’s commitment to high standards of governance and as required by Section 14A of the Exchange Act, the Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers for the Company’s fiscal 2015.

Shareholders are urged to read the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses how Avnet’s compensation program is implemented with respect to the Named Executive Officers.

The Board of Directors believes that the compensation of the Named Executive Officers is appropriate and recommends a vote “FOR” the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions are not counted in determining the votes cast. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares for a director nominee.

Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program. The Company currently conducts an annual advisory vote on named executive officer compensation and expects to conduct the next advisory vote at the 2016 annual meeting of shareholders.

The Board of Directors recommends a vote FOR the Advisory

Vote on Named Executive Officer Compensation

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF KPMG AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 2, 2016.

The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent registered public accounting firm. Abstentions are not counted in determining the votes cast. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received timely voting instructions from the beneficial owners.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2015 and 2014, please refer to the section of this Proxy Statement entitled “Principal Accounting Firm Fees.”

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2016.

GENERAL

Avnet’s Annual Report to Shareholders for the fiscal year ended June 27, 2015, including the Company’s audited financial statements, is being delivered with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the fiscal year ended June 27, 2015, to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. An independent inspector of election will be engaged to tabulate shareholder votes. Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2016 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Exchange Act, some shareholder proposals may be eligible to be included in Avnet’s 2016 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b), to the Company’s principal executive office at: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by June 2, 2016.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Board of Directors, please see “Corporate Governance — Director Nominations” in this Proxy Statement.

Alternatively, under the Company’s By-laws, any shareholder wishing to appear at the 2016 Annual Meeting and submit a proposal or nominate a person as a director candidate must submit the proposal or nomination to the Company’s Secretary not earlier than May 3, 2016, and not later than June 2, 2016. Any such shareholder proposal or director nomination will not appear in the Company’s proxy statement. All shareholder proposals and director nominations, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s By-laws. If the Company does not receive notice by June 2, 2016, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2016 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, Avnet and services that Avnet employs to deliver communications to the shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our Annual Report to shareholders and our Proxy Statement. Upon written or oral request, Avnet will deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Avnet deliver single copies of such documents in the future. Shareholders may notify Avnet of their requests by calling or writing, Avnet, Inc., Attn: Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or 1-888-822-8638 Ext. 7394, and ask for Investor Relations.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

Appendix A

RECONCILIATION OF NON-GAAP MEASURES

The table below presents a reconciliation of each non-GAAP financial measure included in this Proxy Statement to the most comparable GAAP financial measure for the fiscal years 2015 through 2011.

	Fiscal Year 2015
	Operating Income	Net Income	Diluted EPS
	(thousands except per share data)
GAAP results	$827,673	$571,913	$4.12
Restructuring, integration and other expenses	90,805	65,897	0.47
Foreign currency loss	—	3,737	0.03
Amortization of intangible assets and other	54,049	36,643	0.26
Income tax adjustments	—	(55,101)	(0.39)

Total adjustments	144,854	51,176	0.37

Adjusted results	$972,527	$623,089	$4.49

	Fiscal Year 2014
	Operating Income	Net Income	Diluted EPS
	(thousands except per share data)
GAAP results	$789,940	$545,604	$3.89
Restructuring, integration and other expenses	94,623	70,773	0.50
Gain on legal settlement and foreign currency loss	—	(11,475)	(0.08)
Amortization of intangible assets and other	46,783	32,946	0.24
Income tax adjustments	—	(43,789)	(0.31)

Total adjustments	141,406	48,455	0.35

Adjusted results	$931,346	$594,059	$4.24

	Fiscal Year 2013
	Operating Income	Net Income
	(thousands)
GAAP results	$625,981	$450,073
Restructuring, integration and other expenses	149,501	116,382
Gain on bargain purchase and other	—	(30,974)
Amortization of intangible assets and other	32,370	22,659
Income tax adjustments	—	(50,376)

Total adjustments	181,871	57,691

Adjusted results	$807,852	$507,764

A-1

	Fiscal Year 2012
	Operating Income	Net Income
	(thousands)
GAAP results	$884,165	$567,019
Restructuring, integration and other expenses	73,585	52,963
Gain on bargain purchase and other	—	(3,463)
Amortization of intangible assets and other	27,786	19,450
Income tax adjustments	—	(8,616)

Total adjustments	101,371	60,334

Adjusted results	$985,536	$627,353

	Fiscal Year 2011
	Operating Income	Net Income
	(thousands)
GAAP results	$929,979	$669,069
Restructuring, integration and other expenses	77,176	56,169
Gain on bargain purchase and other	—	(25,720)
Amortization of intangible assets and other	21,244	14,871
Income tax adjustments	—	(32,901)

Total adjustments	98,420	12,419

Adjusted results	$1,028,399	$681,488

The Company believes that operating income adjusted for the impact of the items identified above is a useful measure to help shareholders better assess and understand the Company’s operating performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. The Company analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business.

The Company believes net income and diluted earnings per share, as adjusted for the impact of the items identified above, is a useful measure to shareholders because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted earnings per share excluding the impact of these items provides an important measure of the Company’s net results of operations.

For a detailed description of the items adjusting the GAAP results in the table above, refer to the respective fiscal year’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

A-2

AVNET, INC.

2211 SOUTH 47TH STREET

PHOENIX, AZ 85034

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date scheduled for November 12, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the cut-off date or meeting date scheduled for November 12, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96397-P69221-Z66352	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AVNET, INC.
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors
1.	Election of Directors
	Nominees:		For	Against	Abstain	Vote on Proposals			For	Against	Abstain
	1a.	Rodney C. Adkins	☐	☐	☐	2.	Advisory vote on executive compensation.		☐	☐	☐
	1b.	William J. Amelio	☐	☐	☐	3.	Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending July 2, 2016.		☐	☐	☐
	1c.	J. Veronica Biggins	☐	☐	☐
	1d.	Michael A. Bradley	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1e.	R. Kerry Clark	☐	☐	☐
	1f.	Richard P. Hamada	☐	☐	☐
	1g.	James A. Lawrence	☐	☐	☐
	1h.	Avid Modjtabai	☐	☐	☐
	1i.	Ray M. Robinson	☐	☐	☐
	1j.	William H. Schumann III	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

Thursday, November 12, 2015

7:30 a.m. (local time)

Avnet, Inc.

2211 South 47th Street

Phoenix, AZ 85034

You may vote through the Internet, by telephone or by mail.

Please read the card carefully for instructions.

However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M96398-P69221-Z66352

AVNET, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the

Annual Meeting of Shareholders on November 12, 2015

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Richard Hamada and Kevin Moriarty, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 7:30 a.m., local time, at Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, on November 12, 2015, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of directors of the ten persons named on the reverse side, FOR the approval of the advisory vote on executive compensation, and FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending July 2, 2016 and (ii) to vote, in their discretion, with respect to other such matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side